Exhibit (g)(12)
EXHIBIT A
List of Pacific Select Fund Portfolios Covered by the Custody Agreement and Amendments
thereto by and among Pacific Select Fund, State Street Bank and Trust Company of California,
N.A. and State Street Bank and Trust Company

Small-Cap Growth Portfolio	Health Sciences Portfolio
International Value Portfolio	Mid-Cap Equity Portfolio
Long/Short Large-Cap Portfolio	Large-Cap Growth Portfolio
International Small-Cap Portfolio	International Large-Cap Portfolio
Equity Index Portfolio	Small-Cap Value Portfolio
Mid-Cap Value Portfolio	Multi-Strategy Portfolio
Small-Cap Index Portfolio	Main Street Core Portfolio
Diversified Research Portfolio	Emerging Markets Portfolio
Equity Portfolio	Money Market Portfolio
American Funds Asset Allocation Portfolio*	High Yield Bond Portfolio
American Funds Growth Portfolio	Managed Bond Portfolio
American Funds Growth-Income Portfolio	Inflation Managed Portfolio
Large-Cap Value Portfolio	Comstock Portfolio
Technology Portfolio	Mid-Cap Growth Portfolio
Short Duration Bond Portfolio	Real Estate Portfolio
Floating Rate Loan Portfolio	Small-Cap Equity Portfolio
Diversified Bond Portfolio	Focused 30 Portfolio
Growth LT Portfolio

*	Effective February 1, 2009
Effective: January 1, 2009, agreed to and accepted by:
PACIFIC SELECT FUND

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President
STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

By: Name:	/s/ Ken Bergeron Ken Bergeron	By: Name:
Title:	Sr. Vice President	Title:
STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Julie Connor Julie Connor	By: Name:	/s/ Mark Nicholson Mark Nicholson
Title:	Vice President	Title:	SVP